NEWS RELEASE

Contacts:	Gregg Melnick Chief Financial Officer (973) 453-8780 Edward Nebb Comm-Counsellors, LLC (203) 972-8350

FOR IMMEDIATE RELEASE

PARTY CITY CORPORATION ANNOUNCES SALES RESULTS FOR
FISCAL 2005 FOURTH QUARTER AND FULL YEAR

Same-Store Net Sales Decrease 0.8% for Fiscal 2005 Fourth Quarter; After Adjusting for
Timing of Holiday Sales, Same-Store Net Sales Rise Approximately 1.0%

ROCKAWAY, New Jersey, July 12, 2005 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today announced its sales results for the fourth quarter and fiscal year ended July 2, 2005, as compared to the prior fiscal year periods ended July 3, 2004. Unless otherwise stated, the financial results presented in this news release for the fourth quarter and year ended July 2, 2005 are based on a 13-week and 52-week period, respectively, while the financial results for the fourth quarter and year ended July 3, 2004 are based on a 14-week and 53-week period, respectively.

Quarterly Results

     Same-store net sales for Company-owned stores decreased 0.8% in the fourth quarter of fiscal 2005 as compared with the fourth quarter of fiscal 2004. This reflected an increase of 0.9% in same-store net sales of non-seasonal merchandise, coupled with a decrease of 6.6% in same-store net sales of seasonal merchandise. For franchise stores, same-store net sales decreased 0.1% comparing the fourth quarters of fiscal 2005 and 2004. Same-store net sales results reported here are based on the first 13 weeks in both the fiscal 2005 and 2004 periods for comparison purposes.

     The growth in same-store net sales of non-seasonal merchandise, which is the core of Party City’s business and represents the majority of its revenues, primarily reflected the positive customer response to the Company’s ongoing introduction of new product assortments, which gained momentum during the fiscal 2005 third quarter. The decrease in same-store net sales of seasonal merchandise largely reflected the timing of the Easter holiday, which fell into the third quarter of fiscal 2005, versus the fourth quarter of fiscal 2004, but was partly offset by an additional week of Fourth of July sales in the fiscal 2005 period.

Excluding the sales of Easter and Fourth of July seasonal merchandise in both the current and year-ago periods, the Company would have experienced an increase in same-store net sales of approximately 1.0% (on a comparable 13-week basis) for the fourth quarter of fiscal 2005.

     Total net sales for Company-owned stores were $111.3 million for the fourth quarter of fiscal 2005, a decrease of 7.7% as compared with $120.6 million in the fourth quarter of fiscal 2004, mostly reflecting sales from the additional week in the fiscal 2004 period. Total chain-wide net sales (which include aggregate sales for Company-owned and franchise stores) were approximately $228.3 million for the fourth quarter of fiscal 2005, a decrease of 7.5% compared with $246.8 million in the fourth quarter of fiscal 2004.

Full Year Results

     Same-store net sales for Company-owned stores decreased 4.7% for fiscal 2005 as compared with fiscal 2004. This reflected a decrease of 5.6% in same-store net sales of non-seasonal merchandise, and a decrease of 2.9% in same-store net sales of seasonal merchandise. Same-store net sales for franchise stores decreased 3.1% for fiscal 2005 as compared with fiscal 2004. Same-store net sales results reported here are based on the first 52 weeks in both the fiscal 2005 and 2004 periods for comparison purposes.

     Total net sales for Company-owned stores were $467.7 million for fiscal 2005, a decrease of 5.7% as compared with $496.1 million for fiscal 2004, again partially reflecting the additional week in the fiscal 2004 period. Total chain-wide net sales were approximately $977.9 million for fiscal 2005, a decrease of 4.6% compared with $1,025.3 million for fiscal 2004.

Company Comment

     The Company emphasized that the less-than-1% decrease in same-store net sales for the fiscal 2005 fourth quarter represented its best comparable sales performance since the second quarter of fiscal 2004, and contrasted sharply with the mid-single digit declines in same-store net sales reported in the past four quarters. This improvement was largely due to Party City’s recent actions to return to more aggressive promotional and marketing activities, as well as certain strategic initiatives to enhance the customer’s shopping experience, including the ongoing introduction of new product assortments and the recent reconfiguration of its stores. The Company added that it is continuing to pursue efforts to drive customer traffic, increase the average sales transaction, and restore sales growth, and also is beginning to realize some cost efficiencies from its self-distribution initiative.

Summary Information(1)

	Quarter ended		Twelve months ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004
($ in millions)	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Total chain-wide net sales	$228.3	$246.8	$977.9	$1,025.3

Company-owned stores:
Net sales	$111.3	$120.6	$467.7	$496.1
Same-store net sales(2)(3)	(0.8%)	(4.7%)	(4.7%)	0.6%
Number of Company-owned stores, end of period	247	249	247	249

Franchise stores:
Same-store net sales(2)(3)	(0.1%)	(1.5%)	(3.1%)	3.0%
Number of franchise stores, end of period	255	257	255	257

(1)	Unless otherwise stated, the results presented in the above table for the fourth quarter and year ended July 2, 2005 are based on a 13-week and 52-week period, respectively, while the financial results for the fourth quarter and year ended July 3, 2004 are based on a 14-week and 53-week period, respectively.

(2)	Quarterly same-store net sales were calculated based on the first 13 weeks for comparison of the fiscal 2005 to 2004 periods, and 14 weeks for comparison of the fiscal 2004 to 2003 periods.

(3)	Full year same-store net sales were calculated based on the first 52 weeks for comparison of the fiscal 2005 to 2004 periods, and 53 weeks for comparison of the fiscal 2004 to 2003 periods.

     Party City Corporation is America’s largest party goods chain. Party City currently operates 247 Company-owned stores and has 255 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

# # #

3